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                                                                    EXHIBIT 3.10

                                                           Secretary of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 01:17 PM 02/27/2004
                                                       FILED 01:17 PM 02/27/2004
                                                    SRV 040148098 - 2839788 FILE

                              CERTIFICATE OF MERGER

                                       OF

                             SOLO ACQUISITION CORP.

                                      INTO

                             SF HOLDINGS GROUP, INC.

                     Pursuant to Section 251 of the General
                    Corporation Law of the State of Delaware

          SF Holdings Group, Inc., a Delaware corporation, does hereby certify:

          FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

          NAME                               JURISDICTION
          ----                               ------------
          Solo Acquisition Corp.             Delaware
          SF Holdings Group, Inc.            Delaware

          SECOND: An Agreement and Plan of Merger, dated as of December 22, 2003, by and among Solo Cup Company, an Illinois corporation, Solo Acquisition Corp., a Delaware corporation and SF Holdings Group, Inc., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

          THIRD: The name of the corporation surviving the merger is SF Holdings Group, Inc. (the "Surviving Corporation").

          FOURTH: The Restated Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in EXHIBIT A attached hereto.

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          FIFTH: The merger shall become effective upon filing of this
Certificate with the Secretary of State of the State of Delaware.

          SIXTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, 1700 Old Deerfield Road, Highland Park, Illinois 60035. A copy will be provided, upon request and without cost, to any stockholder of either constituent corporation.

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          IN WITNESS WHEREOF, SF Holdings Group, Inc. has caused this
Certificate of Merger to be executed in its corporate name this 27th day of February, 2004.

                                    SF HOLDINGS GROUP, INC.


                                    By:  /s/       DENNIS MEHIEL
                                      -----------------------------------
                                    Name: Dennis Mehiel
                                    Title: Chief Executive Officer

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                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SF HOLDINGS GROUP, INC.

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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SF HOLDINGS GROUP, INC.


          FIRST: The name of the Corporation is SF Holdings Group, Inc. (hereinafter the "Corporation").

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each having a par value of one penny ($.01).

          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any

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repeal or modification of this Article FIFTH by the stockholders of the
Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

          SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.